Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of Variable Insurance Products Fund II: Investment Grade Bond Portfolio, Asset Manager Portfolio, Asset Manager: Growth Portfolio, Index 500 Portfolio, and Contrafund Portfolio, of our report dated February 12, 1999 on the financial statements and financial highlights included in the December 31, 1998 Annual Report to Shareholders of Investment Grade Bond Portfolio, Asset Manager Portfolio, Asset Manager: Growth Portfolio, Index 500 Portfolio, and Contrafund Portfolio.

We further consent to the reference to our Firm under the heading
"Auditors" in the Statement of Additional Information.


                                    /s/PricewaterhouseCoopers LLP
Boston, Massachusetts               PricewaterhouseCoopers LLP
January 5, 2000